Exhibit 4.1

AMENDED AND RESTATED
SHAREHOLDER DIVIDEND REINVESTMENT PLAN

As a holder of common shares (“Common Shares”) of Algonquin Power & Utilities Corp. (“Algonquin”), you should read this document carefully before making any decision regarding participation in this amended and restated shareholder dividend reinvestment plan (the “Reinvestment Plan”).  In addition, if you are a non-registered holder of Common Shares you should refer to the section entitled “Participation—Participation in the Reinvestment Plan”.

Shareholders of Algonquin resident in the United States should review the prospectus relating to the Reinvestment Plan, including the United States federal income tax considerations and risk factors included therein and the documents incorporated by reference therein, which forms part of the Registration Statement on Form F-3 filed with the U.S. Securities and Exchange Commission on August 18, 2017.

PURPOSE

The purpose of the Reinvestment Plan is to enable Participants (as defined herein) to invest all cash dividends on Common Shares, net of applicable withholding taxes, in additional shares of Algonquin (“Plan Shares”). All such Plan Shares will be, at Algonquin’s election, either (i) Common Shares purchased on the open market (in each instance, a “Market Purchase”) through the facilities of the Toronto Stock Exchange, the New York Stock Exchange or any other stock exchange on which the Common Shares are listed (a “Listing Market”) or (ii) newly issued Common Shares purchased from Algonquin (“Treasury Purchase”).

DEFINED TERMS

Where used herein, the following terms shall have the following meanings:

“Agent” means AST Trust Company (Canada).

“Algonquin” has the meaning ascribed thereto in the first paragraph hereof.

“Average Market Price” means,

(a)
with respect to a Market Purchase, the average price paid (excluding brokerage commissions, fees and all transaction costs) by the Agent for Common Shares (denominated in the currency in which the Common Shares trade on the applicable Listing Market), purchased by the Agent to satisfy dividend reinvestments in respect of a Dividend Payment Date (the “Market Purchase Price”). The Agent will acquire the applicable aggregate number of Common Shares by Market Purchases as soon as practicable and in any event within three (3) trading days after the Dividend Payment Date unless otherwise directed by Algonquin. The determination of which Listing Market(s) to be used for purposes of Market Purchases will be made by Algonquin;

(b)
with respect to a Treasury Purchase, the greater of (i) the volume weighted average trading price of the Common Shares of Algonquin on the Toronto Stock Exchange and (ii) the volume weighted average trading price of the Common Shares of Algonquin on the New York Stock Exchange, in each case, for the five trading days immediately preceding a Dividend Payment Date (the “Treasury Purchase Price”). The exchange rate used for determining the Treasury Purchase Price will be the single rate quoted by the Bank of Canada on the trading day immediately preceding a Dividend Payment Date; and

(c)
in the case of a combination of both Market Purchases and Treasury Purchases, the average of the Market Purchase Price and Treasury Purchase Price, taking into consideration the percentage allocation between the two types of acquisitions.

“Beneficial Owner” means an owner of Common Shares that is a resident of Canada or the United States and who beneficially owns Common Shares registered in the name of an Intermediary.

“Business Day” means a day other than a Saturday, Sunday or any day that is a statutory or municipal holiday in Toronto, Ontario.

“Common Shares” means the common shares in the capital of Algonquin.

“Director” means a director of Algonquin.

“Discounted Treasury Purchase Price” has the meaning ascribed thereto under the heading “Canadian Federal Income Tax Considerations”.

“Dividend Payment Date” means the date, as declared by Algonquin, that cash dividends will be distributed to Shareholders, currently on or about the 15th day following each Dividend Record Date.

“Dividend Record Date” means the last business day of each quarter of a fiscal year.

“Enrolment Form” means the enrolment form for Participants under the Reinvestment Plan, in the form established between the Agent and Algonquin from time to time.

“Intermediary” means a securities broker or dealer, bank, trust company, financial organization or any other nominee.

“Listing Market” has the meaning ascribed thereto under the heading “Purpose” above.

“Market Purchase” has the meaning ascribed thereto under the heading “Purpose” above.

“Participant” means a Shareholder holding Common Shares on the applicable Dividend Record Date who is a resident of Canada or the United States and who is otherwise eligible to participate in the Reinvestment Plan and elects to do so by, (i) in the case of a registered Shareholder, completing and delivering the appropriate enrolment forms to the Plan Agent or by enrolling online through the Agent's self-service web portal or, (ii) in the case of a Beneficial Owner, having an Intermediary enrol on his, her or its behalf, as more particularly described in the Reinvestment Plan.

“Plan Shares” has the meaning ascribed thereto under the heading “Purpose” above.

“Reinvestment Plan” has the meaning ascribed thereto in the first paragraph hereof.

“Shareholders” means the registered holder of Common Shares, or the Beneficial Owners, as the context may require.

“Treasury Purchase” has the meaning ascribed thereto under the heading “Purpose” above.

ADVANTAGES

Under the Reinvestment Plan, a Participant may purchase Plan Shares with the cash dividends paid on the Common Shares which are registered in the name of the Participant or held in a Participant’s account maintained pursuant to the Reinvestment Plan. Full investment of Participants’ funds is possible under the Reinvestment Plan because the Reinvestment Plan permits fractions of Common Shares, as well as whole Common Shares, to be purchased and held for Participants. Dividends in respect of whole Common Shares and fractions of Common Shares purchased under the Reinvestment Plan will be paid to the Agent for each Participant’s account and such amount, net of applicable withholding tax, will be automatically invested under the Reinvestment Plan in Plan Shares, however, there will be no physical flow of funds for dividends which will be reinvested in Plan Shares issued from treasury under the Reinvestment Plan, other than amounts in respect of applicable withholding tax. The Agent will direct Algonquin to set off the amount of a cash dividend payable by it (net of applicable withholding tax) against the price for Plan Shares being issued from treasury.

The price at which Plan Shares will be purchased with such cash dividends will be (i) in the case of a Market Purchase, the average price paid (excluding brokerage commissions, fees and transaction costs) per Plan Share by the Agent for all Plan Shares purchased in respect of a Dividend Payment Date under the Reinvestment Plan, or (ii) in the case of a Treasury Purchase, the Treasury Purchase Price less a discount, if any, of up to five percent (5%), at Algonquin’s election. No commissions, service charges or brokerage fees are payable by Participants in connection with the Reinvestment Plan.

Algonquin will announce by press release if Plan Shares will be acquired by way of Market Purchase or Treasury Purchase, and if by Treasury Purchase, any discount offered or any change in the rate of discount.

ADMINISTRATION

On each Dividend Payment Date, in the case of a Market Purchase, Algonquin will distribute the amount of the cash dividends payable on the Participant’s Common Shares to the Agent and the Agent will use such amount, net of applicable withholding taxes, to purchase Plan Shares on the open market or, in the case of a Treasury Purchase, the Agent will direct Algonquin to set off the amount of a cash dividend payable on the Participant’s Common Shares (net of applicable withholding tax) against the price for Plan Shares being issued from treasury. For greater certainty, Participants that are not resident in Canada for tax purposes will have less funds available, after withholding tax on dividends, to be reinvested in Plan Shares.

Plan Shares purchased under the Reinvestment Plan shall be registered in the name of the Agent, as agent for the Participants in the Reinvestment Plan. Accounts under the Reinvestment Plan shall be maintained in the names in which Common Shares were registered at the time the Participant entered the Reinvestment Plan.

PARTICIPATION

Participation in the Reinvestment Plan

Each registered holder of Common Shares that is a resident of Canada or the United States is eligible to participate in the Reinvestment Plan and may enrol in the Reinvestment Plan at any time by completing an Enrolment Form and returning it to the Agent. The effective date of such enrolment and participation in the Reinvestment Plan will be effective as of the first Dividend Record Date immediately following receipt by the Agent of the completed and signed Enrolment Form, provided the Enrolment Form is received by the Agent at least five (5) Business Days prior to the Dividend Record Date. If an Enrolment Form is received by the Agent less than five (5) Business Days prior to the Dividend Record Date for a particular dividend, that dividend will be paid to the Shareholder in the usual manner and participation in the Reinvestment Plan will commence as of the next applicable Dividend Record Date. Once a Participant has enrolled in the Reinvestment Plan, participation shall continue automatically unless terminated in accordance with the terms of the Reinvestment Plan or unless participation becomes unlawful under the laws governing Algonquin.

Neither Algonquin nor the Agent will have any duty to inquire as to the residency status of a Participant, nor will Algonquin or the Agent be required to know the residency status of a Participant other than as notified by the Participant.

A person who is a Beneficial Owner and not an owner of record (that is whose Common Shares are held and registered in a nominee account) who wishes to participate in the Reinvestment Plan and is eligible to do so should contact the registered holder of such Common Shares, or the broker, dealer, bank or other financial institution or other person on whose behalf The Canadian Depository for Securities Limited or other clearing agency (as defined under the Securities Act (Ontario)) holds Common Shares, to instruct the registered Shareholder to take all actions necessary to become a Participant. If the registered Shareholder is unable to participate in the Reinvestment Plan, the Beneficial Owner of the Common Shares will be required to become a Shareholder of record by transferring such Common Shares into his or her own name or into a specific segregated registered account, such as a numbered account with a bank or trust company, with the bank or trust company’s concurrence. This will enable the Beneficial Owner to participate in the Reinvestment Plan. Fees may be charged by some intermediaries for Beneficial Owners to become registered holders of the Common Shares and such fees will not be covered by Algonquin or the Agent.

Shareholders resident outside of Canada and the United States will not be entitled to participate in the Reinvestment Plan.

Upon ceasing to be eligible to participate in the Reinvestment Plan, a Participant shall forthwith notify the Agent in writing and terminate his or her participation in the Reinvestment Plan.

An Enrolment Form may be obtained from the Agent at any time upon written request addressed to the Agent. The Enrolment Form directs Algonquin to forward to the Agent, and the Agent to invest in Plan Shares, all of the Participant’s cash dividends from Common Shares, net of applicable withholding taxes. In the case of a Treasury Purchase, the Agent will direct Algonquin to set off the amount of the cash dividend payable by it (net of applicable withholding tax) against the price for Plan Shares being issued from treasury and, in the case of a Market Purchase, the Agent will use the cash dividends from Common Shares (net of applicable withholding tax) to purchase Plan Shares on the open market.

An election to participate in the Reinvestment Plan by a Shareholder must be made in respect of all of the Common Shares held by such Shareholder as specified in the Enrolment Form. Dividends paid on Common Shares held by the Agent for the account of a Participant under the Reinvestment Plan, after payment of applicable withholding taxes, will be automatically reinvested in Plan Shares on each Dividend Payment Date.

No interest will be paid to Participants on any funds held for investment under the Reinvestment Plan.

No Transfer of Participation Rights

The right to participate in the Reinvestment Plan may not be transferred by a Participant without the approval of Algonquin and the applicable securities regulatory authorities.

Termination of Participation

Participation in the Reinvestment Plan may be terminated by a Participant at any time by giving written notice to the Agent but, for greater certainty, such termination will not prevent a former Participant from participating in the Reinvestment Plan at a later date. The Agent shall take all reasonable steps to process a termination within two weeks of receipt by the Agent of a written notice of termination, or, if the request is received less than five Business Days before a Dividend Record Date, within two weeks after the distribution of such dividend payment is completed.

Algonquin reserves the right to terminate the right of a Participant to participate in the Reinvestment Plan if the number of Plan Shares purchased by a Participant through the Reinvestment Plan is less than one Plan Share over a period of twelve consecutive months, subject to applicable securities laws.

Algonquin also reserves the right to terminate the right of a Participant to participate in the Reinvestment Plan where such Participant has failed to comply with the terms of the Reinvestment Plan or, in the reasonable opinion of Algonquin, abused the Reinvestment Plan to the detriment of Algonquin or its Shareholders.

When participation in the Reinvestment Plan is terminated, the Participant will receive a certificate for the whole Plan Shares held for such Participant’s account and a cash payment for any fractional Plan Shares. Any fractional Plan Share interest will be paid in cash calculated on the basis of the closing price of Common Shares traded on the Toronto Stock Exchange (in respect of Participants resident in Canada) or the New York Stock Exchange (in respect of Participants resident in the United States) on the last trading day prior to the effective date of termination.

Upon termination, a Participant may request in writing that the Agent arrange for the sale by a registered stockbroker selected by the Agent (and not by Algonquin or the Participant) on behalf of the Participant of the Participant’s Plan Shares held by the Agent, provided that these constitute less than a board lot. The Plan Shares may be sold by a registered stockbroker on behalf of Participants on a commingled basis with other Common Shares of Algonquin held by the Agent by a registered stockbroker. Upon receipt of such written request, the Agent will arrange for the sale of such odd-lot holdings. Net proceeds of such sale will be forwarded by the Agent by cheque to the Participant. Any brokerage fees or commissions payable on such sale will be pro-rated among all the selling Participants. Sales of Plan Shares will be completed by the Agent on a best efforts basis and the Agent is not responsible for selling at a particular price, at a particular time or at all.

Participation in the Reinvestment Plan will be terminated automatically upon receipt by the Agent of a written notice satisfactory to the Agent (the “Death Notice”) of the death of a Participant. Thereafter, all dividends paid in respect of the deceased’s Common Shares, commencing with dividends to be distributed to Shareholders in respect of the Dividend Record Date next following receipt by the Agent of the Death Notice, will be paid in cash. In the case of termination of participation due to death, a certificate for whole Plan Shares and a cheque for payment in lieu of fractional Plan Shares, if any, will be issued by the Agent in the name of the deceased Participant and/or the name of the estate of the deceased Participant, as appropriate, and the Agent will send such certificates and a cash payment for any fractional Plan Shares to the representative of the deceased Participant.

A Participant may sell, transfer, pledge or otherwise dispose of Plan Shares, provided that all regulatory consents have been obtained, by first withdrawing such Plan Shares from the Reinvestment Plan, and upon receipt of such a request, the Agent shall transfer the Plan Shares and any cash adjustments for fractional Plan Shares to the Participant.

Amendment, Suspension or Termination of the Reinvestment Plan

Algonquin reserves the right to amend, suspend or terminate the Reinvestment Plan at any time, subject to the approval of the applicable securities regulators and the Listing Markets to the extent required by law or stock exchange rules, but such action shall have no retroactive effect that would prejudice the interests of Participants. All Participants will be sent written notice of any such amendment, suspension or termination.

In the event of termination of the Reinvestment Plan by Algonquin, certificates for whole Plan Shares held for Participants’ accounts under the Reinvestment Plan and cash payments for any fractional Plan Shares will be remitted with due dispatch by the Agent to the Participants. In the event of suspension of the Reinvestment Plan by Algonquin, no investment will be made by the Agent on the Dividend Payment Date immediately following the effective date of such suspension, provided such suspension occurs not less than five Business Days prior to such Dividend Record Date and otherwise such suspension shall be applicable to the next following Dividend Record Date. Any dividend on Common Shares subject to the Reinvestment Plan paid after the effective date of any such suspension will be remitted by Algonquin to the Participants in cash only, net of applicable withholding taxes.

Algonquin reserves the right to terminate a Participant’s participation in the Reinvestment Plan if it is deemed advisable under applicable laws or regulations. In the event a Participant notifies Algonquin or the Agent of a change to his or her residence to a country that is prohibited from participating in the Reinvestment Plan, his or her participation in the Reinvestment Plan will terminate immediately.

All payments of cash under the Reinvestment Plan will be made in either Canadian or United States currency. The Agent will sell shares through the facilities of the Toronto Stock Exchange and/or New York Stock Exchange, as applicable, and make payments in Canadian currency where the participant has a Canadian mailing address or make payments in United States currency where the participant has a U.S. mailing address, in each case as such address is shown on the records of the Agent.

Rules and Regulations

Algonquin, in conjunction with the Agent, may from time to time adopt rules and regulations to facilitate the administration of the Reinvestment Plan. Algonquin also reserves the right to regulate and interpret the Reinvestment Plan as it deems necessary or desirable to ensure the efficient and equitable operation of the Reinvestment Plan.

Limits on Number of Plan Shares

There is no fixed number of Plan Shares issuable to Shareholders under the Reinvestment Plan, subject to such limits as may be imposed by applicable securities regulators or stock exchange rules, nor is there a fixed time period during which Participants may purchase Plan Shares under the Reinvestment Plan. Algonquin reserves the right to specify a maximum number of Plan Shares available under the Reinvestment Plan, at its sole discretion.

Rights Offering

In the event Algonquin makes available to holders of Common Shares rights to subscribe for Common Shares or other securities of Algonquin, rights certificates will be issued by Algonquin to each Participant in respect of the whole Plan Shares held for a Participant’s account under the Reinvestment Plan on the record date for such rights issue. Rights based on fractional Plan Shares held for a Participant’s account will be sold together with rights based on fractional Plan Shares held for other Participants on a commingled basis by a registered stockbroker selected by the Agent (and not by Algonquin or the Participant) and the proportionate net proceeds, after taking into account applicable brokerage commissions, will be remitted to the Participant. Sales of such rights will be completed by a registered broker on a best efforts basis and the registered broker, Agent and Algonquin will not be responsible for selling at a particular price, at a particular time or at all.

Share Splits and Share Dividends

If Common Shares of Algonquin are distributed pursuant to a share split or share dividend on Common Shares, such Common Shares received by the Agent or its nominee for Participants under the Reinvestment Plan will be retained by the Agent or its nominee and credited proportionately to the accounts of the Participants in the Reinvestment Plan.

Common Shares

The securities to be purchased under the Reinvestment Plan are Common Shares and have the following attributes:

(a)	Shareholders are entitled to receive quarterly dividends and other dividends (if and when approved by the Directors) paid by Algonquin.

(b)	Each Shareholder is entitled to one vote at all meetings of Shareholders for each whole Common Share held by such Shareholder.

(c)
In the event of liquidation, dissolution or winding-up of Algonquin, after payment of all outstanding debts of Algonquin, the remaining assets of Algonquin will be distributed pro rata to Shareholders.

Shareholder Voting

Whole Plan Shares held for a Participant’s account under the Reinvestment Plan on the record date for a vote of Shareholders will be voted in the same manner as such Participant’s Common Shares are voted. Fractional Plan Shares may not be voted.

PRICE OF COMMON SHARES AND COSTS

Price of Plan Shares

The price at which Plan Shares will be purchased with cash dividends, net of applicable withholding taxes, will be (i) in the case of a Market Purchase, the average price paid (excluding brokerage commissions fees and transaction costs) per Plan Share by the Agent for all Plan Shares purchased in respect of a Dividend Payment Date under the Reinvestment Plan, or (ii) in the case of a Treasury Purchase, the Treasury Purchase Price, less a discount, if any, of up to five percent (5%) at Algonquin’s election.

Each Participant’s account will be credited with that number of Plan Shares purchased for such Participant (including fractional shares computed to three decimal places).

Costs

There are no commissions, service charges or brokerage fees payable in connection with the issuance of Plan Shares under the Reinvestment Plan. All administrative costs of the Reinvestment Plan are borne by Algonquin. Fees charged by some Intermediaries for Beneficial Owners to become registered holders of the Common Shares will not be covered by Algonquin or the Agent.

RECORDING AND CERTIFICATES

Reports to Participants.

An account will be maintained by the Agent or its nominee for each Participant in the Reinvestment Plan. A statement will be mailed to each Participant quarterly. These statements will be the Participant’s continuing record of purchases made and Plan Shares issued or acquired under the Reinvestment Plan and should be retained for income tax purposes. In addition, the Agent will annually send to each Participant the appropriate information for tax reporting purposes.

Certificates for Plan Shares

Plan Shares purchased under the Reinvestment Plan will be held by the Agent or its nominee for Participants in the Reinvestment Plan. Certificates for such Plan Shares will not be issued to Participants unless specifically requested.

A Participant may at his or her expense, upon written request to the Agent, receive a share certificate issued in the Participant’s name for any number of whole Plan Shares held for the Participant’s account under the Reinvestment Plan (even though the Participant is not terminating participation in the Reinvestment Plan)  by duly delivering such notice to the Agent at least five (5) Business Days before a Dividend Record Date for a Dividend Payment Date. If notice is not received by the Agent at least five (5) business days before such Dividend Record Date, settlement of the Participant’s account will not commence until after the reinvestment has been completed. No certificate will be issued for a fraction of a Common Share. Normally, a certificate will be sent to a Participant within two weeks of receipt by the Agent of a Participant’s written request, or, if the request is received less than five (5) Business Days before a Dividend Record Date, within two weeks after the distribution of such dividend payment is completed. Any remaining whole Plan Shares and fractional Plan Shares will continue to be held for the Participant’s account under the Reinvestment Plan. No certificate requests will be processed between a Dividend Record Date and the related Dividend Payment Date Plan Shares held by the Agent for a Participant may not be pledged, sold or otherwise disposed of by the Participant while so held. A Participant who wishes to effect any such transaction must request that the certificates for such Plan Shares be issued in the Participant’s name.

RESPONSIBILITIES OF ALGONQUIN AND THE AGENT

Algonquin and the Agent shall not be liable for any act or any omission to act in connection with the operation of the Reinvestment Plan including, without limitation, any claims for liability:

(a)	arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of Death Notice; and

(b)	relating to the timing and prices at which Plan Shares are purchased/issued or sold for the Participant’s account and the times such purchases/issues or sales are made.

Participants should recognize that neither Algonquin nor the Agent can assure a profit or protect them against a loss on the Plan Shares purchased or sold under the Reinvestment Plan.

INCOME TAX CONSIDERATIONS

Participants are urged to consult their tax advisors as to their specific tax circumstances.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the principal Canadian federal income tax considerations generally applicable to Participants in the Reinvestment Plan who, for purposes of the Income Tax Act (Canada) and the regulations thereunder (the “Act”) and at all relevant times, hold their Common Shares (and will hold their Plan Shares) as capital property, and deal at arm’s length and are not affiliated with Algonquin. Certain Participants resident in Canada whose Common Shares might not otherwise qualify as capital property may, in certain circumstances, make an irrevocable election in accordance with subsection 39(4) of the Act to have their Common Shares (including Plan Shares) and every “Canadian security” (as defined in the Act) owned by such Participant in the taxation year of the election and in all subsequent taxation years deemed to be capital property.

This summary is based on the current provisions of the Act in force as of the date hereof, all specific proposals to amend the Act publicly announced by the Department of Finance prior to the date hereof (the “Tax Proposals”), and on an understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency made publicly available prior to the date hereof.  No assurance can be provided that the Tax Proposals will be enacted as currently proposed or at all.  This summary does not, except for the Tax Proposals, take into account or anticipate any changes in law or in administrative policy or assessing practice, whether by legislative, regulatory, administrative or judicial action, nor does it take into account any provincial, territorial or foreign tax legislation or considerations.  This summary is of a general nature only and is not intended to be, nor should it be construed to be, advice to any particular Participant.

This summary does not apply to a Participant: (i) that is subject to “mark-to-market” rules relating to securities held by certain “financial institutions” as defined for purposes of those rules; (ii) an interest in which is a “tax shelter investment” as defined in section 143.2 of the Act; (iii) that is a “specified financial institution” as defined in the Act; (iv) that makes the functional currency reporting election in accordance with the provisions of the Act in that regard; or (v) that has entered or will enter into a “derivative forward agreement” or “dividend rental arrangement” (as those terms are defined in the Act) in respect of Common Shares.

This summary does not address the possible application of the “foreign affiliate dumping” rules in section 212.3 of the Act to a Participant that (i) is a corporation resident in Canada and (ii) is (or does not deal at arm’s length for purposes of the Act with a corporation resident in Canada that is) or becomes as part of a transaction or event or series of transactions or events that includes the acquisition of Common Shares and Plan Shares, controlled by a non-resident corporation for purposes of such rules. Such Participants should consult their own tax advisors with respect to the possible application of these rules.

On July 18, 2017, the Minister of Finance (Canada) released a consultation paper that included an announcement of the Government’s intention to amend the Act to increase the amount of tax applicable to passive investment income earned through a private corporation. No specific amendments to the Act were proposed in connection with this announcement. Participants that are private Canadian corporations should consult their own tax advisors.

Foreign Exchange

For the purposes of the Act, all amounts expressed in a currency other than Canadian dollars relating to the acquisition, holding or disposition of a Common Share or Plan Share, including dividends, adjusted cost base and proceeds of disposition, must be determined in Canadian dollars using the appropriate rate of exchange in accordance with the detailed rules in the Act in that regard.

Residents of Canada

This portion of the summary applies to a Participant who, at all relevant times for purposes of the Act, is, or is deemed to be, resident in Canada.

Tax on Dividends

Participants in the Reinvestment Plan will recognize the same tax consequences with respect to dividends which are applied to purchase Plan Shares under the Reinvestment Plan as they would if such amount had been received by them directly from Algonquin in cash. For example, in the case of a Participant who is an individual (including certain trusts), dividends will be subject to the gross-up and dividend tax credit rules normally applicable to dividends received by individuals from taxable Canadian corporations, and, in the case of a Participant that is a “private corporation” or a “subject corporation” (both as defined in the Act), a refundable tax generally will apply to the amount of the dividend.  The fact that dividends are reinvested pursuant to the Reinvestment Plan does not affect the taxability of dividends to the Participant nor the status of any dividend as an “eligible dividend” under the Act.

Discount on Treasury Purchase

Algonquin may, in its sole discretion, permit the issuance of Plan Shares in the case of a Treasury Purchase at a discount to the Treasury Purchase Price (the “Discounted Treasury Purchase Price”). Based on the Canada Revenue Agency’s administrative policy, such purchase by a Participant of Plan Shares from the reinvestment of cash dividends at the Discounted Treasury Purchase Price should not result in a taxable benefit for purposes of the Act provided that the discount is no greater than 5%.

Cost Amount

For the purposes of the Act, the cost to a Participant of the Plan Shares acquired under the Reinvestment Plan will be the Canadian dollar equivalent for purposes of the Act of the amount paid for the Plan Shares by the Agent.  For purposes of computing the adjusted cost base of the Plan Shares to the Participant, the Participant will be required to average the cost of the Plan Shares with the adjusted cost base of any other Common Shares (including previously acquired Plan Shares) then owned by the Participant as capital property in accordance with the provisions of the Act in that regard.

Common Shares

A Participant who disposes of Common Shares, including Plan Shares acquired under the Reinvestment Plan, will generally realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition of the Common Shares exceed (or are exceeded by) the aggregate of the adjusted cost base of the Common Shares disposed of by the Participant and any reasonable costs of disposition.

In certain circumstances, a capital loss realized by a Participant that is a corporation may be reduced by the amount of any taxable dividends received (or deemed to have been received) by such Participant from Algonquin on the Common Shares (including taxable dividends received on Plan Shares).  Analogous rules apply where the Participant is a trust or partnership of which a corporation, partnership or trust is a beneficiary or member. Participants to whom these rules may be relevant should consult their own tax advisors.

Cash received in lieu of a fractional Plan Share upon termination of participation in the Reinvestment Plan will be considered proceeds of disposition for such fractional Plan Share.  Accordingly, the Participant will be required to recognize any resulting capital gain or capital loss in respect of such fractional Plan Share at the time such cash is received. A Participant will not realize any taxable income on receipt of a certificate for whole Common Shares in his, her or its account, whether upon request for such certificate from the Participant’s account, upon termination of participation of that Participant or upon termination of the Reinvestment Plan by Algonquin. The tax treatment of dividends on Common Shares, including Plan Shares acquired under the Reinvestment Plan, is discussed in greater detail above under “Tax on Dividends”.

Capital Gains

One-half of any capital gain (a “taxable capital gain”) realized by a Participant is included in computing income and one-half of a capital loss (an “allowable capital loss”) realized by a Participant generally must be deducted against taxable capital gains in accordance with the provisions of the Act. Any excess of allowable capital losses over taxable capital gains in a taxation year may be deducted against taxable capital gains realized by the Participant in any of the three preceding taxation years or any subsequent taxation year in accordance with the detailed provisions of the Act.  A Participant that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Act) may be subject to an additional refundable tax on aggregate investment income, which includes an amount in respect of taxable capital gains.

Alternative Minimum Tax

In general terms, taxable dividends from taxable Canadian corporations and taxable capital gains realized by Participants may increase the Participant’s liability for alternative minimum tax.

Non-Residents of Canada

This portion of the summary applies to a Participant who, at all relevant times and for purposes of the Act and any applicable income tax treaty or convention, is neither resident nor deemed to be resident in Canada, and who does not use or hold and is not deemed to use or hold Common Shares (including Plan Shares) in carrying on business in Canada (a “Non-Resident Participant”). In addition, this portion of the summary does not apply to a Non-Resident Participant that is an insurer which carries on an insurance business in Canada and elsewhere or to an “authorized foreign bank” (as defined in the Act). Such Non-Resident Participants should consult their own tax advisors.

Tax on Dividends

Any dividends paid or credited to the Plan Agent in respect of a Non-Resident Participant's Common Shares or Plan Shares will be subject to a non-resident withholding tax for Canadian income tax purposes at the rate of 25% of the gross amount of such dividend, unless the rate is reduced under the provisions of an applicable income tax treaty or convention between Canada and the Non-Resident Participant’s country of residence. For example, under the provisions of the Canada-United States Income Tax Convention (1980), as amended (the “Canada-US Treaty”), where the Non-Resident Participant is a US resident that is fully entitled to the benefits of the Canada-US Treaty, the rate of Canadian withholding tax will generally not exceed 15% of the gross dividend amount.

Non-Resident Participants will be able to reinvest only the net amount of any dividends, after withholding tax, in new Plan Shares.

Non-Resident Participants may be liable for additional tax on dividends paid on Common Shares (including Plan Shares) held in their Reinvestment Plan account in their respective countries of residence.

Algonquin may, in its sole discretion, permit the issuance of Plan Shares in the case of a Treasury Purchase at a Discounted Treasury Purchase Price. Based on the Canada Revenue Agency’s administrative policy, such purchase by a Non-Resident Participant of Plan Shares from the reinvestment of cash dividends at the Discounted Treasury Purchase Price should not result in a taxable benefit for purposes of the Act provided that the discount is no greater than 5%.

Capital Gains

A Non-Resident Participant will not be subject to Canadian income tax under the Act on any capital gain realized on the disposition or deemed disposition of Common Shares (including Plan Shares) unless at the time of disposition such shares constitute “taxable Canadian property” and are not “treaty-protected property” of the Non-Resident Participant, all within the meaning of the Act.

Generally, a Common Share (including a Plan Share) will not constitute taxable Canadian property for a Non-Resident Participant at a particular time provided that such share is listed at that time on a designated stock exchange (which currently includes the Toronto Stock Exchange and the New York Stock Exchange) unless at any particular time during the 60-month period that ends at that time both (1) the Non-Resident Participant, persons with whom the Non-Resident Participant did not deal at arm’s length, partnerships in which the Non-Resident Participant or a non-arm’s length person holds a membership interest directly or indirectly through one or more partnerships, or the Non-Resident Participant together with all such persons and partnerships, owned 25% or more of the issued shares of any class or series of the capital stock of Algonquin, and (2) more than 50% of the fair market value of such share was derived directly or indirectly from one or any combination of: (i) real or immovable properties situated in Canada, (ii) “Canadian resource properties” (as defined in the Act), (iii) “timber resource properties” (as defined in the Act), and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of the foregoing items, whether or not such property exists. Notwithstanding the foregoing, in certain circumstances as set out in the Act, a Common Share (including a Plan Share) could be deemed to be taxable Canadian property.

A Common Share (including a Plan Share) will be treaty-protected property to a Non-Resident Participant if, under an applicable income tax treaty or convention between Canada and the country in which the Non-Resident Participant is resident, the Non-Resident Participant is exempt from tax under Part I of the Act on the gain realized on the disposition of such share.

In the event that Common Shares (including Plan Shares) constitute taxable Canadian property and not treaty-protected property to a particular Non-Resident Participant, the tax consequences as described above under “Canadian Federal Income Tax Considerations –Residents of Canada — Common Shares” and “Canadian Federal Income Tax Considerations –Residents of Canada — Capital Gains” will generally apply. Non-Resident Participants whose Shares may constitute taxable Canadian property should consult with their own tax advisors for advice having regard to their own particular circumstances.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is general summary of the U.S. federal income tax consequences which may be applicable to a U.S. Holder (as defined below) of Common Shares that participates in the Reinvestment Plan. As used in this section, the term “U.S. Holder” means a beneficial owner of a Common Share that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the U.S.; (ii) a corporation or other entity taxable as a corporation organized in or under the laws of the U.S. or any political subdivision thereof (including the States of the U.S. and the District of Columbia); (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (1) the administration of which is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.  If a pass-through entity, including a partnership or other entity classified as a partnership for U.S. federal income tax purposes, is a beneficial owner of Common Shares, the U.S. federal income tax treatment of an owner or partner generally will depend upon the status of such owner or partner and upon the activities of the pass-through entity. Any owner or partner of a pass-through entity holding Common Shares is urged to consult its own tax advisor.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, existing and proposed Treasury Regulations, the Canada-US Treaty and interpretations of the foregoing, all as of the date hereof. All of the foregoing authorities are subject to change (possibly with retroactive effect), and any such change may result in U.S. federal income tax consequences to a U.S. Holder that are materially different from those described below. No rulings from the U.S. Internal Revenue Service (the “IRS”) have been or will be sought with respect to the matters described below, and consequently, the IRS may not take a similar view of the consequences described below.

This summary does not purport to be a full description of all U.S. federal income tax considerations that may be relevant to a U.S. Holder in light of such U.S. Holder's particular circumstances and only addresses U.S. Holders that hold Common Shares as capital assets within the meaning of Section 1221 of the Code.  Furthermore, this summary does not address the U.S. federal income tax considerations applicable to U.S. Holders subject to special rules, such as (i) certain financial institutions, real estate investment trusts, regulated investment companies or insurance companies; (ii) tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (iii) traders in securities that elect to use a mark-to-market method of accounting; (iv) dealers in securities or currencies; (v) persons holding Common Shares in connection with a hedging transaction, “straddle”, conversion transaction or other integrated transaction; (vi) persons that own directly, indirectly or constructively ten percent or more, by voting power, of the outstanding equity interests of Algonquin; (vii) persons that acquired the Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (viii) persons whose “functional currency” is not the U.S. dollar; (ix) persons subject to the alternative minimum tax; and (x) U.S. expatriates.  In addition, this discussion does not include any description of any estate and gift tax consequences, or the tax laws of any state, local, non-U.S. or other government that may be applicable.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of Common Shares (including Plan Shares) and no opinion or representation with respect to the U.S. federal income tax consequences to any such holder or prospective holder is made.  U.S. Holders are urged to consult their tax advisors with respect to the U.S. federal, state and local tax consequences, the non-U.S. tax consequences and the non-tax consequences of the acquisition, ownership and disposition of Common Shares.

Acquisition of Common Shares Pursuant to the Reinvestment Plan

If a U.S. Holder acquires Plan Shares through a Treasury Purchase, such U.S. Holder will be treated as receiving a distribution in an amount equal to the sum of (i) the fair market value of Plan Shares acquired through the Treasury Purchase and (ii) any Canadian taxes withheld with respect to the distribution.  A U.S. Holder’s tax basis for Plan Shares acquired through a Treasury Purchase generally will equal the fair market value of such Plan Shares on the dividend payment date, and such U.S. Holder’s holding period for the Plan Shares will begin on the day after the dividend payment date.

If a U.S. Holder acquires Plan Shares through a Market Purchase, such U.S. Holder will be treated as receiving a distribution in an amount equal to the sum of (i) the cash dividend paid by Algonquin (without reduction for any Canadian tax withheld from such dividend) and (ii) any brokerage commissions or other related charges paid by Algonquin that are allocable to the Plan Agent’s purchase of Common Shares on behalf of such U.S. Holder.  The amount of such distribution to a U.S. Holder (reduced by any Canadian tax withheld from such distribution) will be such U.S. Holder’s tax basis in the Plan Shares purchased.  A U.S. Holder’s holding period for these Plan Shares will begin on the day following the date of purchase.

A U.S. Holder who does not participate in the Reinvestment Plan, and who continues to receive cash dividends, will be treated as receiving a distribution equal to the sum of (i) the amount of cash received, and (ii) any Canadian taxes withheld with respect to the distribution.

If, as expected, Common Shares are readily tradable on an established U.S. securities market within the meaning of the Code or if Algonquin will be eligible for benefits under the Canada-US Treaty, and if certain holding period and other requirements are met, dividends received by non-corporate U.S. Holders will be “qualified dividend income” to such U.S. Holders.  Qualified dividend income received by a non-corporate U.S. Holder (including an individual) from Algonquin will be subject to U.S. federal income tax at preferential income tax rates.

U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned passive income, including, among other things, dividends and capital gains relating to Common Shares, subject to certain limitations and exceptions.

Withdrawal, Termination and Disposition of Common Shares

A U.S. Holder will not realize any taxable income upon withdrawal from or termination of the Reinvestment Plan for the whole Common Shares credited to the U.S. Holder’s account.  A U.S. Holder will generally recognize gain or loss upon the sale or exchange of Common Shares and upon receipt of cash payments for fractional shares credited to such U.S. Holder’s account upon withdrawal from or termination of the Reinvestment Plan.  The amount of such gain or loss will be equal to the difference (if any) between (i) the U.S. dollar value of the amount realized for Common Shares or fraction thereof and (ii) the U.S. Holder’s adjusted tax basis in the Common Shares.  Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Shares is more than one year at the time of the sale or exchange.  Capital gains of non-corporate taxpayers on assets held for more than one year are generally subject to preferential rates.  The deductibility of capital losses is subject to limitations.  Any gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss for foreign tax credit limitation purposes.

Foreign Tax Credits

Any Canadian tax withheld with respect to distributions on, or proceeds from disposition of, Common Shares may, subject to a number of complex limitations, be claimed as a foreign tax credit against a U.S. Holder’s U.S. federal income tax liability or may be claimed as a deduction for U.S. federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed with respect to Common Shares will be foreign-source income and will be “passive category income” or “general category income” for purposes of computing the foreign tax credit allowable to a U.S. Holder, and gain recognized on the sale of Common Shares will generally be treated as U.S. source for such purposes. Because of the complexity of those limitations, each U.S. Holder should consult its own tax advisor with respect to the amount of foreign taxes that may be claimed as a credit.

U.S. Information Reporting and Backup Withholding

Under some circumstances, a U.S. Holder may be subject to U.S. information reporting and backup withholding tax on distributions paid on Common Shares or from the disposition of Common Shares. Information reporting and backup withholding will not apply, however, to a U.S. Holder that is a corporation or is otherwise exempt from information reporting and backup withholding and, when required, demonstrates this fact. Backup withholding also will not apply to a U.S. Holder that furnishes a correct taxpayer identification number and certifies on a Form W-9 or successor form, under penalty of perjury, that it is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that fails to provide the correct taxpayer identification number on Form W-9 or any successor form may be subject to penalties imposed by the IRS. Backup withholding, currently at a 28% rate, is not an additional tax, and any amount withheld under these rules will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability if the required information is timely furnished to the IRS.

PERSONAL LIABILITY

The obligations of Algonquin hereunder are not personally binding upon any Director, any registered Shareholder or Beneficial Owner or any annuitant under a plan of which a registered Shareholder or Beneficial Owner acts as director or carrier, and resort shall not be had to, nor shall recourse or satisfaction be sought from, any of the foregoing, but the property of Algonquin only shall be bound by such obligations. Any obligation of Algonquin set out herein shall to the extent necessary to give effect to such obligation be deemed to constitute, subject to the provisions of the previous sentence, an obligation of the Directors in their capacity as directors of Algonquin.

NOTICES

All notices required to be given under the Reinvestment Plan shall be mailed to a Participant at the most recent address shown on the records of the Reinvestment Plan.

Notices to Algonquin shall be sent to:

ALGONQUIN POWER & UTILITIES CORP.
Suite 100 - 354 Davis Road
Oakville, Ontario
L6J 2X1

Attention: Investor Relations

 E-mail: InvestorRelations@APUCorp.com

All communications to the Agent and requests for forms or information regarding the Reinvestment Plan should be directed to the Agent by phone, mail, fax or e-mail using the following contact details:

BY PHONE:	Toll free in North America: 1-800-387-0825; Toronto: 416-682-3860

BY FAX:	1-888-249-6189

BY EMAIL:	inquiries@canstockta.com

WEBSITE:	www.canstockta.com

BY MAIL:	AST Trust Company (Canada)
P.O. Box 700
Station B
Montreal, Quebec H3B 3K3

Effective Date of the Reinvestment Plan

The Reinvestment Plan was amended and restated effective August 18, 2017.

Rules and Governing Law

Algonquin may from time to time adopt rules and regulations to facilitate the administration of the Reinvestment Plan and to comply with applicable law including Canadian, United States and other securities laws, and such rules and regulations will be binding on all Participants when adopted (including those who may have already become Participants). Algonquin also reserves the right to regulate and interpret the Reinvestment Plan as it deems necessary or desirable to ensure its efficient and equitable operations in the best interests of Algonquin. Any issues of interpretation arising in connection with the Reinvestment Plan or its application shall be conclusively determined by Algonquin.

The Reinvestment Plan will be governed and construed in accordance with the laws of Ontario and the federal laws of Canada applicable therein.